UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

THE NECESSITY RETAIL REIT, INC.

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC

Blackwells Onshore I LLC

Jason Aintabi

Related Fund Management LLC

Jim Lozier

Richard O’Toole

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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On October 25, 2022, Blackwells Capital LLC issued the following press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Blackwells Capital Nominates Two Highly Qualified Directors for Election to the Necessity Retail REIT Inc.

Board of Directors at the 2023 Annual Meeting

Emphasizes Untenable Conflict of Interest between the External Manager, AR Global, and the Company

Calls for Termination of RTL Management Agreement with AR Global, the Creation of a Special Independent Committee to Evaluate Governance and Other Corporate Governance Initiatives

NEW YORK, Oct. 25, 2022 (GLOBE NEWSWIRE) – Blackwells Capital LLC (together with its affiliates “Blackwells”), an owner of 100 shares of common stock and equivalents of the Necessity Retail REIT Inc. (NYSE: RTL) (“Necessity Retail REIT,” “RTL” or the “Company”), today announced it has nominated two exceptional candidates for election to RTL’s Board of Directors at the upcoming 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) and plans to pursue a number of corporate governance initiatives.

Additionally, Blackwells announced its intent to propose two additional independent directors for the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”).

Jason Aintabi, Chief Investment Officer of Blackwells, said, “RTL is impaired by the same issues as Global Net Lease, Inc.: a value stripping Management Agreement that serves to enrich an external manager at the expense of shareholders, and a total disregard for governance norms that would otherwise protect shareholders. While pitiful, it is unsurprising that RTL trades at an 68.5% discount to its’ NAV - the worst of its nineteen company triple net peer set- burdened by what we believe can only be labelled a corporate piracy of the highest order.”

Mr Aintabi continued: “We believe that AR Global has no place managing the affairs of public shareholders, and in any event certainly not managing the affairs of owners of RTL. Our campaigns for change at both Global Net Lease, Inc. and Necessity Retail revolve around one common theme: that we believe AR Global has been syphoning money to line their pockets, always at the expense of suffering shareholders. Thankfully, change is coming.”

It Must Be Nice…To be AR Global

Currently, 16 out of every 100 dollars that RTL makes is spent on payments to AR Global, which is a holding company that RTL’s Chairman and CEO, Edward (“Michael”) Weil, owns and controls as CEO. Since 2018, fees of more than $227 million dollars (representing 16% of revenues during this period) have been paid to AR Global while RTL’s stockholders have suffered through a 58% decline in share price.1

Why? Look No Further Than a Punitive Management Agreement

RTL’s annualized total operating load represented 5.9% of the Company’s total book value for the 2021 fiscal year, producing a sum that would cover the management of a REIT many times larger, let alone a triple net REIT the size of RTL.2 In fact, there is not a single triple net REIT – other than GNL (where we are also advocating for needed change) with fees remotely approaching those that are currently being charged at RTL.3

Blackwells is firmly committed to supporting nominees that will seek its immediate termination, without any termination fee paid to AR Global. Further, Blackwells plans to pursue all legal remedies available, including potentially seeking personal liability damages against Messrs. Weil and Perla, in the event that the Management Agreement with AR Global is not promptly terminated as indicated above, or in the event that the Board or management engage in any activities that will interfere with the shareholder voter franchise until shareholders have had the opportunity at the ballot box.

RTL is in Need of Corporate Governance Overhaul

Blackwells plans to reform RTL as a leader in proper governance standards by pursuing the following agenda:

1)	Nominating highly qualified director candidates with the necessary character and fiduciary experience to lead RTL;

2)	Proposing the repeal of the existing poison pill and other anti-takeover measures, which are due to expire;

3)	Proposing the repeal of the recently enacted bylaw, which requires the continued representation of certain of RTL’s advisors on the board of directors;

4)	Proposing changes to the board of directors, including the declassification of the board of directors and the adoption of a director resignation policy;

5)	Proposing that the board of directors designate a strategic review committee, comprised only of independent directors, to conduct a strategic review process to pursue possible extraordinary transactions, including the power to engage a financial advisor to evaluate a potential sale of the Company; and

6)	Proposing an amendment to the Company’s bylaws to allow stockholders the ability to amend the bylaws.

Through the course of its campaign, Blackwells will demonstrate that a conflicted group of managers have caused tremendous harm to shareholders and that there is no alternative other than to purge this group and reset corporate governance and proper commercial practices.

[1]	Source: J.P. Morgan North American Equity Research Weekly U.S. Real Estate Stock Tools – October 14th, 2022

[2]	These include $39.1 million asset and property management fees, $17.3 million general and administrative expenses, and $11.0 million of equity-based compensation expenses.
[3]	Source: Public filings of nineteen triple-net peers.

Blackwells’ nominees for election to the RTL Board of Directors at the 2023 Annual Meeting are:

-	Richard L. O’Toole. Richard L. O’Toole is Executive Vice President of Related Companies, where he is responsible for tax structuring and origination of new business opportunities. Mr. O’Toole joined Related Companies. in 2005. Prior to joining Related Companies, Mr. O’Toole worked at Paul Hastings LLP, where he served as a Partner in the Tax Department from 2000 to 2005. Prior to Paul Hastings LLP, Mr. O’Toole was a Partner in the Tax Department at Battle Fowler LLP for 13 years. Mr. O’Toole earned a Juris Doctor degree from St. John’s University School of Law in 1981, a Master of Laws (L.L.M.) from New York University School of Law in 1984 and a B.A. from St. John’s University. Mr. O’Toole is a member of the board of directors of Webster Financial Corporation and Equinox Holdings, Inc.

-	Jim Lozier. James L. Lozier has served as a private consultant since 2012. Mr. Lozier served as co-founder and CEO of Archon Group L.P. (“Archon Group”), a diversified international real estate services and advisory company, from its formation in 1996 until 2012. Under Mr. Lozier’s leadership, the Archon Group, a wholly owned subsidiary of Goldman Sachs Group Inc. (“Goldman Sachs”) managed, at its peak, 36,000 assets with a gross value of approximately $59 billion and had over 8,500 employees in offices located throughout the U.S., Asia and Europe. Prior to the formation of Archon Group, Mr. Lozier was an employee of the J.E. Robert Company (“J.E. Robert”), a global real estate investment management company, and was responsible for managing the joint venture between Goldman Sachs and J.E. Robert for two years. Mr. Lozier directed the acquisition efforts of the joint venture between Goldman Sachs and J.E. Robert from 1991 to 1995. Since 2015, he has served as an external director for Hunt Companies, Inc., a private full-service real estate company that develops, invests, manages and finances real estate assets in the public and private sectors, and he served as an external director for Equity Commonwealth from May 2014 to May 2021. Mr. Lozier earned his B.B.A. from Baylor University in 1977.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including stockholders, employees and communities. Blackwells’ investments in real estate have ranged from property development and management to REITs and adjacent real estate activities, including financing, origination, and managing real estate backed securities, including direct mezzanine and equity investments. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com.

Contact:

Gagnier Communications

Dan Gagnier

646-569-5897

Blackwells@gagnierfc.com

IMPORTANT ADDITIONAL INFORMATION

Blackwells, Blackwells Onshore I LLC, Related Fund Management LLC, Jason Aintabi, Richard O’Toole and James L. Lozier (collectively, the “Participants”) intend to file with the SEC a definitive proxy statement and accompanying WHITE proxy card to be used in connection with the solicitation of proxies from the stockholders of Necessity Retail REIT for the 2023 Annual Meeting of Shareholders. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/.

Certain Information Regarding the Participants

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the Participants in the proxy solicitation are: Blackwells, Jason Aintabi, Richard O’Toole and James L. Lozier. As of the date hereof, Blackwells Onshore I LLC directly owns 100 shares of common stock, $0.01 par value per share of the Company (“Common Stock”). As of the date hereof, none of Blackwells, Related Fund Management LLC, Messrs. Aintabi, O’Toole and Lozier directly own any shares of Common Stock. However, by virtue of the relationship among the Participants and the formation by them of a Section 13(d) group, all the Participants, individually, are deemed to beneficially own the 100 shares of Common Stock owned by Blackwells.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Blackwells disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

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